Cusip No.	602675100	13G	Page	12	of	13
Exhibit 99.1
Joint Filing Agreement
March ___, 2011
In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, Commonwealth Bank of Australia, Colonial Holding Company Limited, Commonwealth Insurance Holdings Limited, Colonial First State Group Limited, and First State Investment Management (UK) Limited each hereby agree to the joint filing of this statement on Schedule 13G (including any and all amendments hereto). In addition, each party to this Agreement expressly authorizes each other party to this Agreement to file on its behalf any and all amendments to such Statement on Schedule 13G. A copy of this Agreement shall be attached as an exhibit to the Statement on Schedule 13G filed on behalf of each of the parties hereto, to which this Agreement relates.
This Agreement may be executed in multiple counterparts, each of which shall constitute an original, one and the same instrument.

Commonwealth Bank of Australia

By: Name:	/s/ John Damien Hatton John Damien Hatton
Title:	Company Secretary

Colonial Holding Company Limited

By: Name:	/s/ John Damien Hatton John Damien Hatton
Title:	Director

Commonwealth Insurance Holdings Limited

By: Name:	/s/ John Damien Hatton John Damien Hatton
Title:	Director

Colonial First State Group Limited

By: Name:	/s/ John Damien Hatton John Damien Hatton
Title:	Director

First State Investment Management (UK) Limited

By: Name:	/s/ Gregory Robert Cooper Gregory Robert Cooper
Title:	Director